EXHIBIT 99.1

                                  Press Release


                        NETCURRENTS COMPLETES $34 MILLION
                     INSTITUTIONAL EQUITY PRIVATE PLACEMENT

               H. C. WAINWRIGHT NAMED AS COMPANY'S INVESTMENT BANKERS

BURLINGAME, CA - (BUSINESSWIRE) - MARCH 6, 2000 - NetCurrents, Inc. (NASDAQ:
NTCS), THE PREMIER INTERNET INTELLIGENCE AGENCY, announced today that it has closed a private placement of its Common Stock to raise up to $34 Million at an average price of $6.50 per share. Brown Simpson Strategic Growth Funds of New York City and Palo Alto, California are the institutional investors funding this transaction, which was arranged by H.C. Wainwright & Co.

The Private Placement combines an immediate equity funding of $8.5 million in Common Stock, with callable warrants exercisable at prices from $6 to $9.

Concurrent with the closing, NetCurrents appointed H.C. Wainwright, a 130-year old, Boston-based investment banking firm, as its Investment Bankers. Wainwright will assist NetCurrents in planning its long-term financial strategies, arranging future financings and assisting in the identification and analyses of potential acquisitions.

Irwin Meyer, Chief Executive Officer and Chairman of the Board of NetCurrents, stated, "The winning combination of H.C. Wainwright and Brown Simpson affords us to grow our business by providing the necessary funding to execute our recently revised national sales and marketing initiatives. The availability of this significant funding allows us to not only enhance our management team, it provides us with the necessary resources to rapidly expand into new geographic markets. By also adding to our technology team, we plan to expand the depth and breadth of services currently offered to our clients and to aggressively develop new applications for our proprietary technology, Fast Internet Real-time Search Technology (FIRST)."

Matthew Balk, Managing Director of H.C. Wainwright, New York City Regional Office, added, "We, along with Brown Simpson, have spent considerable time with NetCurrents' management, and are solidly convinced that they have a sound and exciting platform on which they could build future growth. H.C. Wainwright is pleased to have been selected to be NetCurrents' Investment Bankers, and we look forward to playing an active role in its efforts to emerge as the leading provider of comprehensive monitoring, analysis and management of information on the Internet."

Evan M. Levine, Managing Principal of Brown Simpson Asset Management, LLC, further stated, "We have been actively investing in the Internet sector during the past year and have done extensive due diligence on NetCurrents. We not only believe that they have a very strong proprietary, real-time technology for gathering and analyzing information on the Internet, but they also have an outstanding management team capable of fully realizing the Company's extensive potential. As the Internet continues to expand, we are confident that the need for NetCurrents' products and services will grow exponentially."


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ABOUT H.C. WAINWRIGHT & CO., INC.

Founded in 1868, H.C. Wainwright & Co., Inc. is a leading integrated investment bank serving institutional, corporate, government and individual clients. At its headquarters in Boston, Massachusetts, as well as, regional offices in Maryland and New York City, H.C. Wainwright offers securities underwriting; sales and trading; investment and merchant banking; fixed income securities sales and trading; financial advisory services; equity research; venture capital; and, asset management services.

ABOUT NETCURRENTS, INC.

NetCurrents, THE PREMIER INTERNET INTELLIGENCE AGENCYanalyzes communications from more than 50,000 targeted Internet locations in real-time. The Company provides clients critical information and counsel to protect their corporate image, measure consumers' perceptions, and counter misinformation on the Internet. Due to the sensitivity of businesses that require this type of technology and analysis, the confidentiality of NetCurrents' clients is assured. For more information and technology provided by NetCurrents, call: (650) 401-3200, or visit our website at www.netcurrents.com or email us at info@netcurrents.com.

This news release contains forward looking statements within the meaning of
Section 37A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements involve risks and uncertainties. A number of factors could cause actual results to differ from those indicated in the forward looking statements, including the Company's ability to continue to successfully market and provide services, maintain its working relationship with H.C. Wainwright, hire and keep its management team and grow its business as intended, and general economic conditions and other risks that are discussed in the Company's filings with the Securities and Exchange Commission (including the Company's Annual Report on Form 10K-Sb). The Company undertakes no obligation to publicly update or revise the forward looking statements whether as a result of new information future events or otherwise.

                     FOR MOR E INFORMATION, PLEASE CONTACT:
              DODI B. ZIRKLE, CONTINENTAL CAPITAL & EQUITY CORPORATION
                                  407-682-2001
                            dodi@insidewallstreet.com